     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 2001

                                                      REGISTRATION NO. 333-55662
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  COM21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           94-3201698
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                                750 TASMAN DRIVE

                           MILPITAS, CALIFORNIA 95035

                                 (408) 953-9100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                CRAIG SODERQUIST
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  COM21, INC.
                                750 TASMAN DRIVE

                           MILPITAS, CALIFORNIA 95035

                                 (408) 953-9100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                            JOHN M. MONTGOMERY, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                              PALO ALTO, CA 94303
                                 (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 25, 2001

PRELIMINARY PROSPECTUS

                                 324,302 Shares

                                  COM21, INC.

                                  Common Stock


     This prospectus relates to the public offering, which is not being underwritten, of up to 324,302 shares of our common stock which is held by the selling shareholders listed on page 16.



     Com21 has also filed a registration statement relating to the public offering of an aggregate of 4,900,000 shares of common stock for sale by a selling shareholder. This amount includes 2,450,000 shares of common stock acquired by a selling shareholder on March 6, 2001 under a subscription agreement and an additional 2,450,000 shares of common stock potentially issuable upon exercise of an outstanding warrant to purchase common stock held by the selling shareholder.



     The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.



     Our common stock is quoted on the Nasdaq National Market under the symbol CMTO. On April 9, 2001, the closing bid price for our common stock was $1.14.



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS FOR SOME OF THE RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.


                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is June 25, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.



                                  COM21, INC.



     Com21's principal executive offices are located at 750 Tasman Drive, Milpitas, California 95035. Com21's telephone number is (408) 953-9100.


                                  RISK FACTORS


     You should carefully consider the following risks and the other information included or incorporated by reference in this prospectus, before deciding whether you wish to purchase any of the shares offered.



COM21 MAY BE CHARGED FOR EXCESS INVENTORY HELD OR ON ORDER WITH OUR CONTRACT MANUFACTURERS WHICH WOULD REDUCE OUR GROSS MARGIN.



     Our contract manufacturers have obtained or have on order substantial amounts of inventory to meet our revenues forecasts. If our future shipments do not use up this inventory, these contract manufacturers have the right to charge us for inventory carrying costs and to bill us for any excess component and finished goods inventory. Through April 2001, we have been billed for inventory carrying charges of approximately $600,000. As of the end of April 2001, our two largest contract manufacturers had approximately $65.0 million of on hand inventory and purchase commitments for materials and components which are used to manufacture our products. We must fulfill these obligations even if demand for our products is lower than we anticipate which could reduce our working capital and have a negative impact on our financial position. We believe that within the next 12 months, shipments of our modem products will create sufficient orders to relieve our commitment to our contract manufacturers.



WE MUST REDUCE THE COST OF OUR CABLE MODEMS TO REMAIN COMPETITIVE.



     Some of our competitors have assets and annual revenues that far exceed ours and because of their financial status are able to offer cable modem products at lower prices than we can offer cable modems. As headend equipment becomes more widely distributed, the price of cable modems and related equipment will continue to decrease. In particular, the adoption of industry standards, such as the data-over-cable service interface specification, or DOCSIS, standard in North America, has caused increased price competition for cable modems. To remain competitive, we may have to lower the price of our modems in anticipation of planned product cost reductions of our DOCSIS modems. We may not be able to continually reduce the costs of manufacturing our cable modems or to secure component parts at a low enough cost to enable us to lower our modem prices and to compete effectively. As we perform on our cost reduction program, we may not be able to continue to certify our DOCSIS modems in a timely manner by various standards bodies including CableLabs. If we are unable to continue to reduce the manufacturing costs of our cable modems, our gross margin and operating results could be harmed.


COM21'S MARKET IS HIGHLY COMPETITIVE AND HAS MANY ESTABLISHED COMPETITORS.

     The market for our products is intensely competitive, rapidly evolving and subject to rapid technological change. Our competitors include Motorola, Inc., Toshiba America, Inc., 3Com Corporation, RCA/Thomson, Terayon Communication Systems, Cisco Systems, Inc., and Nortel Network, Inc.


     We believe that our business is affected by the following competitive factors:



     - cost;



     - ease of installation;

     - technical support and service;



     - breadth of product line;



     - conformity to industry standards; and



     - implementation of additional product features and enhancements.



     Many of our existing and potential competitors have been operating longer, have better name recognition, more established business relationships and significantly greater financial, technical, marketing and distribution resources than we do. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies, undertake more vendor financing programs or longer customer payment cycles and devote substantially more resources to developing new or enhanced products than we do. Some competitors may sell their modems at below cost to reduce excess inventories causing severe price competition.



WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW OUR BUSINESS, WHICH COULD WEAKEN OUR FINANCIAL CONDITION AND MAKE US UNABLE TO DEVELOP OUR TECHNOLOGIES AND PRODUCTS.



     If our financial resources are insufficient to fund our activities and repay our debt, additional funds will be required. We cannot assure you that any additional financing will be available on terms acceptable to us, or at all, when required by us. If additional funds are raised by issuing equity securities, significant dilution to existing shareholders may result given the current price of our common stock. If additional funds are not available, we may be required to delay, scale back, or eliminate one or more of our research and development or manufacturing programs.



     During 2000, we had a net loss of approximately $56.1 million and for the three months ended March 31, 2001, the net loss was $22.1 million. If we do not increase revenues, improve gross margins and reduce operating expenses, we may also incur net losses during future quarters. Because of a decline in our revenues in the fourth quarter of 2000, we introduced measures to reduce operating expenses that included reductions in our workforce in December 2000 and February 2001, the shutting down of our Maryland development center and the wireless business unit both in April 2001, and the announced sale of our voice systems division, formerly GADline. Management continues to monitor market conditions to assess the need to take further action, if necessary. Any subsequent actions may result in additional workforce reductions, restructuring charges, discontinuation of product lines and provisions for impairment of long-lived assets which could materially adversely affect our results of operations and stock price.


SUPPLY OF OUR PRODUCTS MAY BE LIMITED BY OUR ABILITY TO FORECAST DEMAND
ACCURATELY


     Our customers have increasingly been requiring us to ship product upon ordering instead of submitting purchase orders far in advance of expected shipment dates. This practice requires us to keep inventory on hand for immediate shipment. Any significant cancellations or deferrals could adversely affect our business by slowing our growth and decreasing our revenues. Additionally, cancellations or deferrals could cause us to hold excess inventory, which could reduce our profit margins and restrict our ability to fund our operations. In particular, increases in inventory could cause a material adverse effect on operations if this inventory is not used or becomes obsolete. This risk could be realized in inventory write-downs in any given period.



WE MAY BE SUBJECT TO PRODUCT RETURNS AND PRODUCT LIABILITY CLAIMS DUE TO DEFECTS IN OUR PRODUCTS.



     Our products are complex and may contain undetected defects, errors, design deficiencies, or may have been manufactured incorrectly. Our products have contained errors in the past and may contain errors in the future. As part of our focus on customer support, we are evaluating a manufacturing error in one of our cable modem products. We plan to test this product to determine the rate of failure and, if necessary, we may repair a number of units. We have not determined the potential costs of repairing these products. We believe this is an issue with the manufacturing process of one of our contract manufacturers. However, if we are not successful in negotiating with our contract manufacturer to cover these costs, we may be subject to additional costs to repair or replace these products in future periods. Defects, errors, or failures in our other products could result in delayed shipments, returned products, and loss or delay of market acceptance of our products. We could incur costs or losses in excess of amounts that we have reserved for these events. Although Com21 has not experienced any product liability claims, due to the highly technical nature of our products, such a risk exists. A successful product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition by forcing us to use cash and personnel resources. This would limit our ability to grow and would decrease our revenues.



COM21'S STOCK PRICE IS HIGHLY VOLATILE AND BROAD MARKET FLUCTUATIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.



     The trading price of our common stock has fluctuated significantly since our initial public offering in May 1998. The common stock price has fluctuated between $47 per share and $2 per share in the last twelve month period. The price of our common stock could continue to be subject to wide fluctuations in response to a variety of factors including:



     - variations in quarterly earnings,



     - announcements of technological innovations or new products by Com21 or our competitors,



     - announcements by certification and standards bodies,



     - the state of Com21's patents or proprietary rights, and



     - changes in financial estimates by securities analysts.



     Additionally, the stock market is volatile. This volatility has particularly affected the stock price of many high technology companies and, often, has been unrelated or disproportionate to the operating performance of these companies. Our stock price has declined significantly and our stock price may continue to decline because of these broad market and industry factors, regardless of our actual operating performance. Additionally, Com21 may choose to structure acquisitions or other transactions by issuing additional Com21 common stock, or warrants or options to purchase Com21 common stock that would dilute common stock outstanding. Although Com21 management believes these types of transactions will increase the overall value of Com21, these transactions may initially decrease the market price of our common stock.


COM21'S REVENUES IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS.

     Com21's operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside Com21's control. Supply of components, delays in getting new products into high volume manufacturing, and manufacturing or testing constraints could result in delays in the delivery of products and impact revenues and gross margins.

     Total revenues for any future quarter are difficult to predict. Delays in the product distribution schedule of one or more of Com21's cable operator customers would likely reduce Com21's operating results for a particular period.


     Factors that could cause Com21's revenues to fluctuate include:


     - pressure to reduce prices;

     - variations in the timing of orders and shipments of Com21's products;

     - variations in the size of orders by Com21's customers;

     - new product introductions by Com21 or by competitors;

     - delays in certifying standards-based products;

     - general economic conditions and economic conditions specific to the cable and electronic data transmission industries;

     - cable operators financial ability to purchase our products; and

     - delays in obtaining CableLabs and regulatory approvals necessary to sell our products.

COM21'S GROSS MARGIN IN ONE OR MORE FUTURE PERIODS IS LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY CAUSE OPERATING RESULTS TO FALL BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS.


     Our operating results are impacted significantly by our ability to improve and sustain gross margins. The factors which impact gross margins and cause them to fluctuate from quarter to quarter include:


     - pressures to reduce prices;

     - changes in the cost of inventory;

     - the sales mix within a product group, especially between proprietary and DOCSIS modems;

     - component prices we secure from our vendors;

     - the average selling prices of our products;

     - the effectiveness of our cost reduction efforts;

     - the sales mix between our headend equipment and cable modems; and

     - the volume of products manufactured.

     Additionally, our inability to reduce inventory levels may result in substantial inventory-related charges including marking component inventory to current market prices because of falling component prices, and increasing excess and obsolescence reserves because of slow moving inventory.


     A reduction in gross margins would harm our operating results and reduce the amount of cash flow from operations. Additionally, if operating results did not satisfy the expectations of analysts or investors, the trading price of Com21's common stock would likely decline.


COM21 MAY BE SUBJECT TO ADDITIONAL CREDIT RISK IN THE FORM OF TRADE ACCOUNTS RECEIVABLE.

     Our standard credit terms are net 30 days from the date of shipment, and we do not require collateral or other security to support customer receivables. We may require letters of credit from a customer before shipping an order if we determine that the customer has not proven itself to be creditworthy. Due to the overall market decline during the second half of 2000, we have had difficulties in receiving payment within our net 30 day payment terms resulting in an increase in the number of days of sales outstanding as compared to the first half of 2000. Our days sales outstanding increased from 57 days at June 30, 2000 to 83 days at March 31, 2001.


COM21 IS DEPENDENT ON KEY PERSONNEL AND THE SUCCESSFUL TRANSITION OF PRODUCT MARKETING AND DEVELOPMENT ACTIVITIES TO OUR CORK IRELAND FACILITY.



     Our future operating results depend greatly upon the continued contribution of key technical and senior management personnel. Competition for these personnel, especially in the United States, is intense and Com21 may not be successful in attracting or retaining these personnel. Only a limited number of persons with the requisite skills to serve in these positions may exist and it may be increasingly difficult for us to hire these personnel. However, there is less competition for these skilled workers in other countries. In February 2001, we began the transfer of the research and development, product management and marketing functions for Com21's proprietary ComUNITY Access product line to our facility in Cork, Ireland. This transfer was nearly complete as of May 2001. We are making this transition to take advantage of the greater availability of qualified personnel in Cork to support this product line. However, the loss of any key Cork employee or our inability to successfully transfer technical, marketing or support


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

knowledge to Cork personnel may affect our ability to provide timely development and support activities for the ComUNITY Access product line. Loss of personnel or the inability to transfer knowledge could delay our product development programs and our research and development efforts.


WE MAY NOT BE ABLE TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE WE DEPEND ON THIRD-PARTY MANUFACTURERS, THEIR SUPPLIERS AND ORIGINAL EQUIPMENT MANUFACTURERS AND HAVE LIMITED MANUFACTURING EXPERIENCE.


     Com21 contracts for the manufacture of cable modems and integrated circuit boards on a turnkey basis. Our future success will depend, in significant part, on our ability to have others manufacture our products cost-effectively, in sufficient volumes and to meet production and delivery schedules. Dependence on third-party manufacturers presents a number of risks including:

     - not taking sufficient credit exposure on new product bids;

     - lowering available credit limits;

     - not providing sufficient payment terms;

     - failure to meet delivery schedules;


     - not building product meeting our quality standards;


     - less than satisfactory manufacturing yields and costs;

     - building product to meet our demand;

     - difficulty in planning mix of units to be produced; and

     - the potential misappropriation of our intellectual property if the manufacturer were to market our products as its own.


     Any manufacturing disruption could impair our ability to fulfill orders. We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms, or the extension of credit limits. In the first half of 2000, we experienced supply problems for components material, including flash memory, which limited our ability to fulfill customer orders and had the effect of decreasing our revenues for that period. We may also experience manufacturing or supply problems in the future. We are dependent on our manufacturers to secure components at favorable prices and in sufficient volume. If our contract manufacturers fail to perform in any of these areas, it could harm our relationships with customers. Failure to obtain these components and supply our customers with product could decrease our revenues.



COM21'S FUTURE SUCCESS WILL DEPEND IN PART UPON OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS AND TO DEVELOP AND INTRODUCE, ON A TIMELY BASIS, NEW PRODUCTS AND FEATURES THAT MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS.


     The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:

     - identify and respond to emerging technological trends in the market;

     - develop and maintain competitive products;

     - enhance our products by adding innovative features that differentiate our products from those of competitors;

     - bring products to market on a timely basis at competitive prices; and

     - respond effectively to new technological changes or new product announcements by others.

     The technical innovations required for us to remain competitive are inherently complex, require long development cycles, are dependent in some cases on sole source suppliers and require us, in some cases, to license technology from others. If our product development and enhancements take longer than planned, the availability of products would be delayed. We must continue to invest in research and development to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of our customers or be compatible with changing technological requirements or standards. Most costs must be incurred before we can determine the technological feasibility or commercial viability. Additionally, revenues from future products or product enhancements may not be sufficient to recover the development costs incurred by these products or enhancements.



     We may not be successful in managing the transition from our current products to our new and enhanced products. Product transitions contain a number of inherent risks including obsolescence of product inventory, unavailability of product as inventory of existing product is exhausted prior to availability of new product, market acceptance of new products, undetected defects in new products, and availability of components and parts in new products. If we are unable to successfully manage the risks of the release and transition of new and enhanced products, our revenues would be reduced.


COM21 MAY NOT BE SUCCESSFUL IN ATTRACTING AND RETAINING KEY PERSONNEL AND MANAGEMENT.

     Our future success depends, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We must retain and attract high caliber personnel. Competitors and others have in the past and may in the future attempt to recruit Com21's employees. We do not have employment contracts with any of our key personnel. We have experienced higher turnover recently than in prior years and over the past five months have had to lay off a number of employees, which may impact employee morale. We do not maintain key person life insurance on our key personnel. The loss of the services of any of our key management or personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could negatively affect our business by slowing research and development efforts and delaying product development programs.

THE DIVESTITURE AND CLOSING OF COM21'S MARYLAND AND ISRAELI OPERATING UNITS MAY CREATE UNFORESEEN RISKS.


     In April 2001, we announced the closing of the BitCom operation, also called the Maryland development center, and the sale of our majority interest in GADline, also known as the voice systems division in Israel, in a management buyout. The process of closing down and selling off these operations is risky and may create unforeseen operating difficulties and expenditures.


COM21 HAS A SHORT OPERATING HISTORY, HAS NOT YET MADE A PROFIT AND EXPECTS TO INCUR LOSSES IN THE FUTURE.


     We have not made a profit and we expect to continue to operate at a loss through fiscal year 2001. To achieve and subsequently maintain profitable operations, we must successfully design, develop, test, manufacture, introduce, market and distribute our products on a broad commercial basis and secure higher revenues and gross profits and contain our operating expenses. Our future revenues will depend on a number of factors, many of which are beyond our control. These factors include our ability to:


     - reduce prices;

     - manufacture products at acceptable quality standards;

     - have product available when our customers need it;

     - meet industry standards;

     - respond to technology change; and

     - have a strong competitive advantage.

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


     Due to these factors, we cannot forecast with a degree of accuracy what our revenues will be or how quickly cable operators will adopt our systems and buy our cable modems. If we do not make sufficient revenues and gross margins, we may not achieve, or be able to sustain, profitability.



OUR STANDARDS-BASED PRODUCTS ARE SUBJECT TO EVOLVING INDUSTRY STANDARDS. IF OUR PRODUCTS DO NOT COMPLY WITH ANY STANDARD THAT ACHIEVES MARKET ACCEPTANCE, CUSTOMERS MAY REFUSE TO PURCHASE OUR PRODUCTS.


     Early cable modem technology was not interoperable, meaning cable modem products from different cable modem developers would not work together. For different companies' products to work together, each company must meet an established standard. For each standard, a certification body is established to certify that a product does meet the standard. Cable operators are demanding certified standards-based cable modem products for two primary reasons. First, a certified product has proven to have the functionality they want. Second, certified interoperable products give cable operators the freedom to buy products from a variety of cable modem manufacturers, creating increased competition and driving down prices.


     Different standards are emerging in different parts of the world. In North America, the DOCSIS standard has achieved substantial market acceptance. Cable Television Laboratories performs certification for the DOCSIS standard. The DOCSIS standard is an evolving standard and becomes more complex and more difficult to comply with as it evolves. As we continue to enhance and develop our DOCSIS products to meet the evolving DOCSIS standards, we may incur additional costs. Additionally, we cannot assure you that enhancements or new DOCSIS products will be CableLabs certified. Even if these products are certified, we cannot assure you that they will be accepted by the market. In Europe, there is movement by some cable operators towards either a digital video broadcast, or DVB, standard or a European DOCSIS standard. We have developed DVB cable modems, but we cannot assure you that these products will meet the evolving standards or receive certification. Additionally, Com21 cannot assure you that if a European DOCSIS standard obtains widespread acceptance, Com21 will be able to produce a cable modem to meet these specifications. The emergence or evolution of industry standards, either through adoption by official standards committees or widespread use by cable operators or telephone companies could require Com21 to redesign our products. The development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of Com21's products. If any of these new technologies or standards achieve widespread market acceptance, any failure by Com21 to develop new products or enhancements, or to address these new technologies or standards, could harm our business.


THE ADOPTION OF STANDARDS COULD RESULT IN LOWER SALES OF COM21'S PROPRIETARY PRODUCTS.


     The widespread adoption of DOCSIS, DVB, European DOCSIS or other standards could cause aggressive competition in the cable modem market and result in lower sales of Com21's proprietary products which do not meet these standards. As cable operators move to standards based products, sales of Com21's proprietary headend products, and revenues from licensing of our network management software could decrease if our products do not meet the appropriate standards. This could reduce our gross margin and operating results.



WE RELY ON INDIRECT DISTRIBUTION CHANNELS FOR OUR PRODUCTS AND NEED TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS.


     Today, cable operators and systems integrators purchase cable modems from vendors through direct and indirect sales channels. In North America, due to the DOCSIS standard achieving widespread market acceptance, we anticipate that the North American cable modem market may at some point shift to a consumer purchase model. If this occurs, we will likely sell more of our cable modems directly through consumer sales channels. Our success will be dependent on our ability to market effectively to end users, to establish brand awareness, to set up the required channels of distribution and to have cable operator's reference sell our products. We have begun to establish new distribution channels for our cable modems. We may not have the capital required or the necessary personnel, or expertise to develop these distribution channels, which could materially adversely affect our business, operating results and financial condition. As large consumer electronics companies enter the cable modem market, their well-established retail distribution capabilities and brand would provide them with a significant competitive advantage.


THE MARKET IN WHICH WE SELL OUR PRODUCTS IS CHARACTERIZED BY MANY COMPETING TECHNOLOGIES, AND THE TECHNOLOGY ON WHICH OUR PRODUCT IS BASED MAY NOT COMPETE EFFECTIVELY AGAINST OTHER TECHNOLOGIES.


     There are many different methods of getting high speed Internet access to the end customers. These methods include:

     - Regular dial up connection -- using a telephone line and the average 28K or 56K modem;

     - Digital subscriber line/asymmetric digital subscriber line -- a digital high-speed modem connection offered by telephone companies, this is also known as DSL or ADSL;


     - Cable modems -- high speed modem connections offered by cable television companies;


     - Wireless -- high speed wireless local loop connections that work similar to cell phones (Digital subscriber line/asymmetric digital subscriber line and cable modems can operate in a wireless environment); and

     - Fiber optics -- strands of very pure glass capable of carrying enormous volumes of data and voice traffic.

     Because of the widespread reach of telephone networks and the financial resources of telephone companies, competition from telephone-based solutions is expected to be intense. Cable modem technology may not be able to compete effectively against wireline or wireless technologies. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our products if these alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages.


IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY.



     We depend on our proprietary technology. To protect our intellectual property rights we rely on a combination of patent, copyright, trademark and trade secret laws, and contractual restrictions on disclosure. However, any of our intellectual proprietary rights could be challenged by third parties. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate. An unauthorized party may attempt to copy aspects of our products or to obtain and use our trade secrets or other proprietary information. Additionally, the laws of some foreign countries do not protect Com21's proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve Com21's proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to those of Com21. If we do not enforce and protect our intellectual property, our business will be harmed. Also, due to the rapid pace of technological change in the cable modem industry, many of our products rely on key technologies developed by third parties, and we may not be able to continue to obtain licenses from these third parties on favorable terms, if at all.



OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH MAY RESULT IN LAWSUITS AND PROHIBIT US FROM SELLING OUR PRODUCTS.



     Third parties may claim that we are infringing on their intellectual property. Even if we do not believe that our products are infringing third parties' intellectual property rights, these claims can be time-consuming, costly to defend and divert management's attention and resources away from our business. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. If we cannot or do not license the infringed technology or substitute similar technology from another source, our business could suffer. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.



OUR FAILURE TO MANAGE OUR OPERATIONS COULD SLOW OUR GROWTH RATE OR GIVE RISE TO INEFFICIENCIES WHICH WOULD REDUCE OUR REVENUES.


     To drive costs out of our business and improve our operating efficiencies, we may be required to:

     - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

     - hire, train and manage additional qualified personnel;

     - expand and upgrade our core technologies; and

     - effectively manage multiple relationships with our customers, suppliers and other third parties.


     Additionally, we must be able to continue to recruit and retain personnel, and failure to do so would result in our not achieving our operational goals. Also, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. In the future, we may experience difficulties meeting the demand for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations or that we will be able to achieve the operational efficiencies needed to be competitive. Any failure could materially cause us not to meet our operating revenues and cost objectives and weaken our financial position.



COM21 DEPENDS ON STRATEGIC RELATIONSHIPS, AND IF WE ARE NOT ABLE TO FIND AND MAINTAIN THESE RELATIONSHIPS, WE MAY NOT BE ABLE TO DEVELOP OUR TECHNOLOGIES OR PRODUCTS WHICH COULD SLOW OUR GROWTH AND DECREASE OUR REVENUES.


     Our business strategy relies to a significant extent on strategic relationships with other companies. These relationships include:

     - software license arrangements for our network management system;

     - technology licensing agreements;

     - development arrangements and agreements with original equipment manufacturers for advanced products;

     - marketing arrangements with system integrators, and others; and

     - collaboration agreements with suppliers of routers and headend equipment to ensure the interoperability of our cable modems with these suppliers' products.

     The failure to maintain, develop or replace them if any of these relationships are terminated and to renew or extend any license agreements with a third party may harm our business.


COM21'S CUSTOMER BASE IS CONCENTRATED AND THE LOSS OF ONE OR MORE OF OUR CUSTOMERS COULD CAUSE OUR BUSINESS TO SUFFER.



     A relatively small number of customers have accounted for a large part of our revenues, and we expect that this trend will continue. In the first quarter of 2001, our top five customers accounted for 52% of total revenues. We expect that our largest customers in the future could be different from our largest customers today due to a variety of factors, including customers' distribution schedules and budget considerations. Additionally, our systems integrators could develop and manufacture products that compete with us and cease distributing our products. Because a limited number of companies account for a majority of our prospective customers, our future success will depend upon our ability to establish and maintain relationships with these companies. We may not be able to retain our current accounts or to obtain additional accounts. Both in the U.S. and internationally, a substantial majority of households passed are controlled by a relatively small number of companies. The loss of one or more of our customers or our inability to successfully develop relationships with other significant cable operators could cause our business to suffer.



COM21 IS SUBJECT TO RISKS OF OPERATING IN INTERNATIONAL MARKETS.



     For the first quarter of 2001, international sales accounted for 82% of total revenues. We intend to enter new international markets and we expect that a significant portion of our sales will continue to be in international markets. Because we sell primarily through systems integrators, a successful expansion of our international operations and sales may require us to develop relationships with new international systems integrators and distributors. If we are unable to identify, attract or retain suitable international systems integrators or distributors, we may not be able to successfully expand our international operations. To increase revenues in international markets, we will need to continue to establish foreign operations, to hire additional personnel to run these operations and to maintain good relations with our foreign systems integrators and distributors. If we are unable to successfully do so, our growth in international sales will be limited which would reduce our operating results. Additionally, international operations involve a number of risks not typically present in domestic operations, including:



     - changes in regulatory requirements;



     - costs and risks of distributing systems in foreign countries;



     - licenses, tariffs and other trade barriers;



     - political and economic instability;



     - difficulties in staffing and managing foreign operations;



     - potentially adverse tax consequences;



     - difficulties in obtaining governmental approvals for products;



     - the burden of complying with a wide variety of complex foreign laws and treaties;



     - the imposition of legislation and regulations on the import and export of high technology products;



     - fluctuations in foreign currency; and



     - the possibility of difficult accounts receivable collections.



THE INDUSTRY IN WHICH COM21 COMPETES IS SUBJECT TO CONSOLIDATION.



     There has been a trend toward industry consolidation for several years, which is expected to continue through 2001. We expect this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry. We believe that industry consolidation may provide increasingly stronger competitors that are better able to compete. This could lead to more variability in operating results as we compete to be a vendor solution and could harm our business, operating results and financial condition. We believe that industry consolidation may lead to fewer possible customers. If we are unable to maintain our customers or secure additional customers, our business could decrease.



THE LOCATION OF COM21'S FACILITIES SUBJECTS US TO THE RISK OF EARTHQUAKES AND OTHER NATURAL DISASTERS.



     Com21's corporate headquarters, including some of our research and development operations and our in-house manufacturing facilities, are located in the Silicon Valley area of northern California, a region known for seismic activity. A significant natural disaster in the Silicon Valley, such as an earthquake or power loss, could halt our business, weaken our financial condition and create disappointing operating results.

                         RISKS RELATED TO THIS OFFERING

THE COMMON STOCK SOLD IN THIS OFFERING WILL INCREASE THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.


     The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price for our common stock. No additional shares will be issued to Gadline, Ltd. or its shareholders. Additionally, Com21 sold 2,450,000 shares of common stock pursuant to a subscription agreement and an additional 2,450,000 shares of common stock potentially issuable upon exercise of a currently outstanding warrant to purchase common stock to Fletcher International, Ltd. on March 7, 2001. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part and the registration statement for the shares of common stock sold to Fletcher are declared effective, all shares of common stock to be sold in this offering and all shares of common stock sold to Fletcher will be eligible for immediate and unrestricted resale into the public market. The presence of all of these additional shares of common stock in the public market may further depress our stock price.

                           FORWARD-LOOKING STATEMENTS


     Com21 has made forward-looking statements in this document and the documents incorporated by reference in this prospectus that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Some examples of forward-looking statements include information concerning possible future results of operations of Com21 under Risk Factors. Statements in this document and the documents incorporated into this prospectus by reference preceded by, followed by or that include the following words identify forward-looking statements: believes, expects, anticipates, intends, plans, estimates, should or similar expressions.



     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Com21 may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Com21's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. Com21 does not have any intention or obligation to update forward-looking statements after the date of this prospectus even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Com21 claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



     In evaluating the exchange, you should carefully consider the discussion of risks and uncertainties in Risk Factors in this prospectus and in the documents incorporated by reference into this prospectus.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room 15 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from our web site at http://www.Com21.com or at the SEC's web site at http://www.sec.gov.



     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.



          a. Com21's quarterly report on Form 10-Q for the three month period ended March 31, 2001 filed May 15, 2001 and as amended on June 25, 2001.



          b. Com21's annual report on Form 10-K for the fiscal year ended December 31, 2000 filed April 2, 2001, including information in Com21's definitive proxy statement for Com21's 2000 annual meeting of shareholders filed April 10, 2001;



          c. Com21's current reports on Form 8-K:



          - filed April 24, 2000,



          - filed July 18, 2000, and as amended and filed September 18, 2000, and as further amended and filed December 6, 2000,



          - filed February 14, 2001, and



          - filed March 7, 2001; and



          d. The description of Com21 common stock contained in our registration statement on Form 8-A filed April 8, 1998, including any amendments or reports filed for the purpose of updating these descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                                 Ralph Marimon


                            Vice President, Finance

                                  Com21, Inc.
                                750 Tasman Drive

                               Milpitas, CA 95035

                                 (408) 953-9100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                USE OF PROCEEDS


     Com21 will not receive any of the net proceeds from the sale of the shares of Com21 common stock offered by this prospectus. All proceeds will be received by the selling shareholders.


                              PLAN OF DISTRIBUTION


     Com21 is registering all 324,302 shares on behalf of the selling shareholders. All of the shares were issued by us upon the achievement of contractual milestones established in our acquisition of GADline, Ltd. Com21 acquired all of the outstanding ordinary shares of GADline. Com21 will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares at different times. The selling shareholders will act independently of Com21 in making decisions for the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or other transactions, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may make these transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:


     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,


     - purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,



     - an exchange distribution that complies with the rules of the exchange,


     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.


     If required, this prospectus may be amended or supplemented to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.



     The selling shareholders may enter into hedging transactions with broker-dealers for distributions of the shares or other transactions. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out these short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.



     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation for a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be considered to be underwriters within the meaning of section 2(11) of the Securities Act for sales of the shares. Underwriters are defined in this section as any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any securities, or participates or has a direct or indirect participation in any undertaking, or participates or has a participation in the direct or indirect underwriting of any undertaking. Any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be considered to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be considered to be underwriters within the meaning of section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any securities covered by this prospectus which qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised Com21 that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers about the sale of their securities. There is no underwriter or coordinating broker acting for the proposed sale of shares by selling shareholders.



     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities for our common stock for a period of two business days before the beginning of that distribution. Additionally, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M. These provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. Com21 will make copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.



     Com21 will file a supplement to this prospectus, if required, under Rule 424(b) of the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:



     - the name of each selling shareholder and of the participating broker-dealer(s),


     - the number of shares involved,


     - the price at which these shares were sold,



     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,



     - that the broker-dealer(s) did not conduct any investigation to verify the information in this prospectus or incorporated by reference into this prospectus, and


     - other facts material to the transaction.

     Com21 will bear all costs, expenses and fees regarding the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against associated liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS


     The following table shows the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with Com21 within the past three years other than ownership of the shares or other securities of Com21 or because of their employment with Com21 as of the date of the closing of the acquisition of GADline. We cannot estimate the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there are no agreements, arrangements or understandings for the sale of any of the shares. The shares offered by this prospectus may be offered at different times by the selling shareholders named below. The percent of outstanding shares is based on the number of shares outstanding on December 31, 2000. The number of shares registered for sale assumes the sale of all shares of Com21 common stock offered by the selling shareholders. This registration statement also shall cover any additional shares of common stock which become issuable with the shares registered for sale by this prospectus by reason of any stock divided, stock split, recapitalization or other similar transaction made without the receipt of consideration which results in an increase in the number of Com21's outstanding shares of common stock.



                                                 NUMBER OF SHARES    PERCENT OF     NUMBER OF SHARES
                                                   BENEFICIALLY      OUTSTANDING     REGISTERED FOR
          NAME OF SELLING SHAREHOLDER                 OWNED           SHARES(1)      SALE HEREBY(2)
          ---------------------------            ----------------    -----------    ----------------
Gidon Tahan....................................      316,341                1.28%        67,613
David Cohen....................................      334,134                1.39%        67,613
William C. Mattison, Jr........................       22,769         Less than 1%         3,011
Bear Stearns Securities Corporation as
  Custodian for William C. Mattison, Jr. IRA
  R/O..........................................        7,588         Less than 1%         1,003
Mattison Family Trust(1).......................       22,769         Less than 1%         3,011
The Mattison Foundation, Inc.(1)...............        7,588         Less than 1%         1,003
Emanuel Gerard.................................       28,648         Less than 1%         6,694
Eric Singer....................................        1,502         Less than 1%           350
Bank of America FBO Eric Singer IRA............        1,502         Less than 1%           350
Charles L. Ughetta IRA.........................        2,527         Less than 1%           333
Charles F. & Kathryn D. Ughetta................        2,527         Less than 1%           333
Vincent John Kenney............................        1,895         Less than 1%           250
Nathan Schipper................................          757         Less than 1%           100
Richard C. Mekenzie, Jr........................       25,299         Less than 1%         3,346
Issac & Ruth Vidomlanski.......................        2,752         Less than 1%           601
Abraham & Myra Selesny.........................        1,516         Less than 1%           200
Nathan Low.....................................       11,042         Less than 1%         6,669
Merich Ozada...................................       28,538         Less than 1%         6,669
Israel Emerging Growth Fund, L.P.(2)...........        5,690         Less than 1%           752
Adrian Davis...................................        1,137         Less than 1%           150
Joshua Ellenhorn...............................        2,275         Less than 1%           300
Leonard Beder..................................        1,137         Less than 1%           150
Steve Aaronson.................................        1,137         Less than 1%           150
Warren & Chana Fermaglich......................       27,469         Less than 1%         3,634
Dena Levenson..................................        1,081         Less than 1%           141
Elizabeth Korda................................        7,588         Less than 1%         1,003
Robert Korda...................................       22,769         Less than 1%         3,011
Philip J. Hempleman............................      120,990         Less than 1%        16,008
Leonard Rauner.................................       22,000         Less than 1%         2,910
Wayne Wilkey...................................        8,796         Less than 1%         1,162
Alexander Greenberg............................        1,925         Less than 1%         1,162
Joel Ackerman..................................        4,396         Less than 1%           580
David D. May...................................        1,443         Less than 1%           871

                                                 NUMBER OF SHARES    PERCENT OF     NUMBER OF SHARES
                                                   BENEFICIALLY      OUTSTANDING     REGISTERED FOR
          NAME OF SELLING SHAREHOLDER                 OWNED           SHARES(1)      SALE HEREBY(2)
          ---------------------------            ----------------    -----------    ----------------
Sanford B. Prater..............................        1,443         Less than 1%           871
Kirk Balzer....................................        4,396         Less than 1%           580
Siebels Emerging Markets Technology Fund(3)....       77,108         Less than 1%        10,203
Green Cay Emerging Market Fund LDC(3)..........       38,553         Less than 1%         5,101
Ashline, Ltd.(4)...............................       44,348         Less than 1%        26,785
Charles Benchabat..............................          484         Less than 1%            62
A.U.K. Investments.............................        1,432         Less than 1%           188
Avraham Fischer................................       28,998         Less than 1%         3,836
Courses Investment in Technology Ltd.(5).......      126,349         Less than 1%        29,530
Telrad Holdings LTD............................      334,334                1.35%        44,240
Julie Lynn Selesny.............................          757         Less than 1%           100
Tamar Aderet Selesny...........................          188         Less than 1%            24
Adena R. Selesny...............................          188         Less than 1%            24
Chaim David Selesny............................          188         Less than 1%            24
Yaacov Eliezer Selesny.........................          188         Less than 1%            24
Equity Trade Finance Ltd.(6)...................       10,119         Less than 1%         1,338
Robert Harow...................................        1,516         Less than 1%           200


-------------------------


(1) Voting and investment power is held by William C. Mattison, Jr.



(2) Voting and investment power is held by Bennett Zimmerman Financial Management Inc., of which the managing partner, Bennett Zimmerman holds sole voting and investment power.



(3) Voting and investment power is held by Jane Siebels, the chief executive officer of each entity.



(4) Voting and investment power is held by Jon Ganford.



(5)Voting and investment power is held by Haruvi Hain.



(6) There is no single person at Equity Trade Finance Ltd. that exercises voting control over the shares held by Equity Trade Finance Ltd. Voting of the shares is conducted by an internal mechanism at Equity Trade Finance Ltd. which requires the signature of at least one person of two groups of signatories. One group consists of Yoav Kaplan and Meir Kfir. The second group consists of Emanual Kook and David Weisberg.


                                 LEGAL MATTERS


     The validity of the securities offered by this prospectus will be passed upon for Com21 by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.


                                    EXPERTS


     The consolidated financial statements of Com21, Inc. and the related consolidated financial statement schedule incorporated in this prospectus by reference from Com21's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of GADline, Ltd. incorporated for the year ended December 31, 1999 in this prospectus by reference from Com21's Current Report on Form 8-K/A filed on December 6, 2000 have been audited by Brightman Almagor & Co., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Com21, Inc............................    1
Risk Factors..........................    1
Forward-Looking Statements............   12
Where You Can Find More Information...   12
Use of Proceeds.......................   13
Plan of Distribution..................   13
Selling Shareholders..................   16
Legal Matters.........................   17
Experts...............................   17


------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------
                                  COM21, INC.
                                 324,302 SHARES
                                OF COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                 JUNE 25, 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Com21 in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC Registration Fee........................................  $   345
Legal Fees and Expenses.....................................   20,000
Accounting Fees and Expenses................................   15,000
Printing Fees...............................................    3,000
Transfer Agent Fees.........................................    3,000
Miscellaneous...............................................    5,655
                                                              -------
  Total.....................................................  $47,000
                                                              =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.


     The Registrant's Bylaws provide that the Registrant shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of Com21 upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.


ITEM 16. EXHIBITS


 4.2(1)   Amended and Restated Information and Registration Rights
          Agreement, among the Registrant and the investors and
          founders named therein, dated July 22, 1997
 5.1(3)   Opinion of Wilson Sonsini Goodrich & Rosati
10.15(2)  Agreement, dated February 28, 2001, by and between the
          Registrant and Fletcher International, Ltd.
10.16(2)  Warrant Certificate, dated March 6, 2001, by and between the
          Registrant and Fletcher International, Ltd.
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Brightman Almagor & Co.
23.3(3)   Consent of Wilson Sonsini Goodrich & Rosati (included in its opinion filed as Exhibit 5.1)
24.1      Power of Attorney. (See page II-3.)

-------------------------

(1)Previously filed as an exhibit to the Registrant's registration statement on Form S-1 (File No. 333-48107).



(2)Previously filed as an exhibit to the Registrant's current report on Form 8-K (File No. 000-24009).



(3)Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California, on this 25th of June, 2001.


                                          By:     /s/ CRAIG SODERQUIST
                                            ------------------------------------
                                                      Craig Soderquist
                                             President, Chief Executive Officer
                                                         and Director


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Soderquist and Ralph Marimon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Com21 and in the capacities and on the dates indicated:


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                /s/ CRAIG SODERQUIST                      President, Chief Executive      June 25, 2001
-----------------------------------------------------        Officer and Director
                  Craig Soderquist                       (Principal Executive Officer)

                  /s/ RALPH MARIMON                       Vice President, Finance and     June 25, 2001
-----------------------------------------------------         Corporate Secretary
                    Ralph Marimon                          (Principal Financial and
                                                              Accounting Officer)

                   /s/ PAUL BARAN                                  Director               June 25, 2001
-----------------------------------------------------
                     Paul Baran

                  /s/ JAMES GAGNARD                                Director
-----------------------------------------------------
                    James Gagnard

                 /s/ GEORGE MERRICK                                Director               June 25, 2001
-----------------------------------------------------
                   George Merrick

               /s/ JAMES SPILKER, JR.                              Director               June 25, 2001
-----------------------------------------------------
                 James Spilker, Jr.

                 /s/ DANIEL J. PIKE                                Director               June 25, 2001
-----------------------------------------------------
                   Daniel J. Pike
                                                                   Director
-----------------------------------------------------
                     Susan Nycum

                               INDEX TO EXHIBITS


 4.2(1)   Amended and Restated Information and Registration Rights
          Agreement, among the Registrant and the investors and
          founders named therein, dated July 22, 1997
 5.1(3)   Opinion of Wilson Sonsini Goodrich & Rosati
10.15(2)  Agreement, dated February 28, 2001, by and between the
          Registrant and Fletcher International, Ltd.
10.16(2)  Warrant Certificate, dated March 6, 2001, by and between the
          Registrant and Fletcher International, Ltd.
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Brightman Almagor & Co.
23.3(3)   Consent of Wilson Sonsini Goodrich & Rosati (included in its opinion filed as Exhibit 5.1)
24.1      Power of Attorney. (See page II-3.)


-------------------------

(1)Previously filed as an exhibit to the Registrant's registration statement on Form S-1 (File No. 333-48107).



(2)Previously filed as an exhibit to the Registrant's current report on Form 8-K (File No. 000-24009).



(3)Previously filed.